UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2023

BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

Delaware	001-33220	33-1151291
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive	Lake Success	New York	11042

(Street Address)	(City)	(State)	Zip Code

Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on Which Registered:
Common Stock, par value $0.01 per share	BR	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Term Credit Agreement

On August 17, 2023, Broadridge Financial Solutions, Inc. (the “Company”) entered into an amended and restated term credit agreement (the “A&R Term Credit Agreement”) among the Company, as Borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which amends and restates that certain term credit agreement dated March 27, 2021 (the “Existing Term Credit Agreement”) and provides for term loan commitments in an aggregate principal amount of $1.3 billion (the “Loans”). The Loans must be borrowed, in a single funding. Once borrowed, amounts repaid or prepaid in respect of such Loans may not be reborrowed. The Loans will mature on the date that is the third anniversary of the date on which the Loans are borrowed (the “Closing Date”). The proceeds of the Loans will be used by the Company to repay the principal, interest and other amounts outstanding or accrued under the Existing Term Credit Agreement with respect to certain of the existing, non-converting loans outstanding under the Existing Term Credit Agreement and for general corporate purposes.

The Company may voluntarily prepay Loans at any time, in each case, in whole or in part and without premium or penalty (but subject to customary breakage provisions in respect of any such prepayments).

The A&R Term Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for transactions of this type. The negative covenants include, among other things, limitations on liens, subsidiary indebtedness, sale and leaseback transactions, restrictive agreements, transactions with affiliates, and certain mergers, consolidations and transfers of all or substantially all of the Company’s consolidated assets. The A&R Term Credit Agreement also prohibits the Company from exceeding a maximum leverage ratio. Upon the occurrence of certain customary events of default set forth in the A&R Term Credit Agreement, including payment defaults, breaches of covenants, a change of control, judgment defaults and cross acceleration or cross default under other material indebtedness of the Company, the Administrative Agent may with the consent, and upon the request, of a majority of the Lenders accelerate repayment of the Loans and cancel all of the commitments outstanding under the A&R Term Credit Agreement. Upon certain insolvency and bankruptcy events of default, the Loans shall automatically accelerate and all of the outstanding commitments under the A&R Term Credit Agreement shall be automatically cancelled.

The Loans will initially bear interest at Adjusted Term SOFR plus 1.250% per annum (subject to a step-up to Adjusted Term SOFR plus 1.375% or step-downs to Adjusted Term SOFR plus 1.125% and Adjusted Term SOFR plus 1.000%, in each case, based on ratings).

The foregoing description of the A&R Term Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the A&R Term Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference. The representations and warranties contained in the A&R Term Credit Agreement were made solely for purposes of allocating contractual risks between the parties and not as a means of establishing facts. Such representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the A&R Term Credit Agreement and shall not be relied on as factual information at the time they were made or otherwise. The A&R Term Credit Agreement may have different standards of materiality than under applicable securities laws.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above relating to the A&R Term Credit Agreement is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Term Credit Agreement, dated August 17, 2023, among Broadridge Financial Solutions, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2023
BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Edmund L. Reese
Name:	Edmund L. Reese
Title:	Corporate Vice President, Chief Financial Officer